CYBERSPACE VITA, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

PURSUANT TO SECTION 78 OF THE

NEVADA REVISED STATUTES

THE UNDERSIGNED, the Chief Executive Officer of CYBERSPACE VITA, INC., a Nevada corporation (the “Corporation”) DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on May 11, 2017;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation (the “Articles”), to provide by resolution or resolutions for the issuance of such series of Preferred Stock, par value $0.001 per share, of the Corporation, with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a new series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue one thousand (1,000) shares of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

Section 2. Stated Value. Each share of Series A Preferred Stock shall have a stated value of $0.001 (the “Stated Value”).

Section 3. Liquidation.

(a) Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the product obtained by multiplying such holders’ shares of Series A Preferred Stock by the Stated Value. All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation’s common stock (the “Common Stock”). If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series A Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

Section 4. Voting. Except as otherwise expressly required by law or this Section 4, the holders of Series A Preferred Stock shall be entitled, collectively, to 51% of the total votes on all matters brought before the shareholders of the Company, regardless of the actual number of shares of Series A Preferred Stock then outstanding and owned on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law or this Section 4, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

(a) Additional Preferred Stock Designations. The Corporation shall be prohibited from issuing any other class of preferred stock without first obtaining the prior approval of all of the holders of Series A Preferred Stock.

Section 5. Other Provisions. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 11th day of May, 2017.

CYBERSPACE VITA, INC.

By:	/s/ Alexander Diener.
Name:	Alexander Diener.
Title:	Chief Executive Officer